                                                                    Exhibit 23.1

                       Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement of GeoCities on Form S-8 (File No. 333-61117) of our report dated January 27, 1999, except for Note 8 as to which the date is February 11, 1999 and the restatement portion of Note 2 as to which the date is February 19, 1999, on our audits of the consolidated financial statements and financial statement schedule of GeoCities as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

Woodland Hills, California
March 26, 1999